Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

October 14, 2016

CITIGROUP REPORTS THIRD QUARTER 2016 EARNINGS PER SHARE OF $1.24

NET INCOME OF $3.8 BILLION

REVENUES OF $17.8 BILLION

NET INTEREST MARGIN OF 2.86%

RETURNED $3.0 BILLION OF CAPITAL TO COMMON SHAREHOLDERS;
REPURCHASED 56 MILLION COMMON SHARES

YEAR-TO-DATE RETURNED $5.9 BILLION OF CAPITAL TO COMMON SHAREHOLDERS;
YEAR-TO-DATE REPURCHASED 117 MILLION COMMON SHARES

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.6%(1)
SUPPLEMENTARY LEVERAGE RATIO OF 7.4%(2)

BOOK VALUE PER SHARE OF $74.51
TANGIBLE BOOK VALUE PER SHARE OF $64.71(3)

New York, October 14, 2016 — Citigroup Inc. today reported net income for the third quarter 2016 of $3.8 billion, or $1.24 per diluted share, on revenues of $17.8 billion. This compared to net income of $4.3 billion, or $1.35 per diluted share, on revenues of $18.7 billion for the third quarter 2015.

Third quarter 2015 included CVA/DVA(4) of $196 million ($127 million after-tax). Excluding CVA/DVA in the prior year period, revenues decreased 4% from the prior year period, and earnings per diluted share decreased 5% from $1.31 per diluted share in the prior year period.

Citi CEO Michael Corbat said, “I am very encouraged by the underlying momentum across our franchise, notably in several areas where we have been investing. In the quarter, both our Global Consumer Bank and Institutional Clients Group had solid year-over-year revenue increases in nearly every business line and geography. We also continued to grow core loans and deposits while reducing non-core assets to just 3% of our balance sheet.

“We remain intensely focused on shareholder returns. The acquisition of the Costco portfolio and the recently announced sales of our retail operations in Argentina and Brazil are the latest examples of how we are shifting resources to the areas we believe will generate the best returns for our shareholders.

“Our Common Equity Tier 1 ratio increased to 12.6% and we remain committed to consistently increasing the amount of capital we return to our shareholders in order to improve overall returns. In the past two years, we have lowered the amount of outstanding common shares by 180 million or 6%. Our Tangible Book Value per share increased to $64.71 in the quarter, an 8% increase from one year ago, reflecting both the impact of these stock repurchases and our efforts to deliver quality and consistent earnings,” Mr. Corbat concluded.

In the discussion throughout the remainder of this press release, Citigroup’s results of operations in the prior year period are presented excluding CVA/DVA, as applicable, for consistency with the current period’s presentation (see note 4 to this release). Percentage comparisons below are calculated for the third quarter 2016 versus the third quarter 2015, unless otherwise specified.

Citigroup ($ in millions, except per share amounts)	3Q’16	2Q’16	3Q’15	QoQ%	YoY%
Citicorp	16,883	16,705	17,011	1%	-1%
Citi Holdings	877	843	1,681	4%	-48%
Total Revenues	$17,760	$17,548	$18,692	1%	-5%

Adjusted Revenues(a)	$17,760	$17,548	$18,496	1%	-4%

Expenses	$10,404	$10,369	$10,669	—	-2%

Net Credit Losses	1,525	1,616	1,663	-6%	-8%
Credit Reserve Build / (Release)(b)	176	(256)	(16)	NM	NM
Provision for Benefits and Claims	35	49	189	-29%	-81%
Total Cost of Credit	$1,736	$1,409	$1,836	23%	-5%

Income from Continuing Operations Before Taxes	$5,620	$5,770	$6,187	-3%	-9%
Provision for Income Taxes	1,733	1,723	1,881	1%	-8%
Income from Continuing Operations	$3,887	$4,047	$4,306	-4%	-10%
Net Income (Loss) from Discontinued Operations	(30)	(23)	(10)	-30%	NM
Non-Controlling Interest	17	26	5	-35%	NM
Citigroup Net Income	$3,840	$3,998	$4,291	-4%	-11%

Adjusted Net Income(a)	$3,840	$3,998	$4,164	-4%	-8%

Common Equity Tier 1 Capital Ratio	12.6%	12.5%	11.7%
Supplementary Leverage Ratio	7.4%	7.5%	6.9%
Return on Average Common Equity	6.8%	7.0%	8.0%
Book Value per Share	$74.51	$73.19	$69.03	2%	8%
Tangible Book Value per Share	$64.71	$63.53	$60.07	2%	8%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 3Q’15. For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $17.8 billion in the third quarter 2016 decreased 4%. Excluding the impact of foreign exchange translation(5), Citigroup revenues decreased 3%, driven by a 49% decrease in Citi Holdings, partially offset by a 2% increase in Citicorp revenues versus the prior year period.

Citigroup’s net income decreased 8% to $3.8 billion in the third quarter 2016, driven by the lower revenues, partially offset by lower cost of credit and lower operating expenses. Citigroup’s effective tax rate was 31% in the current quarter, a slight increase from 30% in the third quarter 2015.

Citigroup’s operating expenses decreased 2% to $10.4 billion in the third quarter 2016, as lower expenses in Citi Holdings and a benefit from foreign exchange translation were partially offset by volume growth and ongoing investments in Citicorp.

Citigroup’s cost of credit in the third quarter 2016 was $1.7 billion, a 5% decrease as a lower provision for benefits and claims and a decrease in net credit losses were partially offset by a net loan loss reserve build of $176 million, largely driven by North America cards within Citicorp, compared to a net loan loss reserve release of $16 million in the prior year period.

Citigroup’s allowance for loan losses was $12.4 billion at quarter end, or 1.97% of total loans, compared to $13.6 billion, or 2.21% of total loans, at the end of the prior year period. Total non-accrual assets of $6.1 billion fell 8% from the prior year period. Consumer non-accrual loans declined 26% to $3.6 billion. Corporate non-accrual loans of $2.4 billion increased $837 million from the prior year period, mostly related to energy-related loans in the Institutional Clients Group (ICG), but decreased 2% from the prior quarter.

Citigroup’s loans were $638 billion as of quarter end, up 2% from the prior year period, and up 3% in constant dollars. In constant dollars, 7% growth in Citicorp loans was somewhat offset by continued declines in Citi Holdings, driven primarily by continued reductions in the North America mortgage portfolio.

Citigroup’s deposits were $940 billion as of quarter end, up 4% both on a reported basis and in constant dollars. In constant dollars, Citicorp deposits increased 5%, driven by a 4% increase in ICG deposits and a 5% increase in Global Consumer Banking (GCB) deposits. In constant dollars, Citi Holdings deposits declined 37%, driven by divestiture activity.

Citigroup’s book value per share was $74.51 and tangible book value per share was $64.71, each as of quarter end, both representing 8% increases. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 12.6%, up from 11.7% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the third quarter 2016 was 7.4%, up from 6.9% in the prior year period. During the third quarter 2016, Citigroup returned a total of approximately $3.0 billion of capital to common shareholders in the form of dividends and repurchases of approximately 56 million common shares.

Citicorp ($ in millions, except as otherwise noted)	3Q’16	2Q’16	3Q’15	QoQ%	YoY%
Global Consumer Banking	8,227	7,733	8,134	6%	1%
Institutional Clients Group	8,628	8,846	8,659	-2%	—
Corporate / Other	28	126	218	-78%	-87%
Total Revenues	$16,883	$16,705	$17,011	1%	-1%

Adjusted Revenues(a)	$16,883	$16,705	$16,790	1%	1%

Expenses	$9,578	$9,511	$9,295	1%	3%

Net Credit Losses	1,396	1,514	1,391	-8%	—
Credit Reserve Build / (Release)(b)	298	(27)	174	NM	71%
Provision for Benefits and Claims	25	20	28	25%	-11%
Total Cost of Credit	$1,719	$1,507	$1,593	14%	8%

Net Income	$3,766	$3,905	$4,292	-4%	-12%

Adjusted Net Income(a)	$3,766	$3,905	$4,149	-4%	-9%

Adjusted Revenues(a)
North America	8,488	8,234	8,239	3%	3%
EMEA	2,554	2,615	2,253	-2%	13%
Latin America	2,266	2,281	2,607	-1%	-13%
Asia	3,547	3,449	3,473	3%	2%
Corporate / Other	28	126	218	-78%	-87%

Adjusted Income from Continuing Operations(a)
North America	1,930	1,901	2,011	2%	-4%
EMEA	680	720	408	-6%	67%
Latin America	563	580	703	-3%	-20%
Asia	887	837	859	6%	3%
Corporate / Other	(247)	(89)	183	NM	NM

EOP Assets ($B)	1,757	1,753	1,691	—	4%
EOP Loans ($B)	599	592	563	1%	6%
EOP Deposits ($B)	934	932	894	—	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 3Q’15.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $16.9 billion increased 1%, driven by increases in both ICG and GCB. Corporate/Other revenues were $28 million, compared to $218 million in the prior year period, driven largely by the absence of the equity contribution related to Citi’s stake in China Guangfa Bank, which was divested in the third quarter 2016.

Citicorp net income decreased 9% to $3.8 billion, from $4.1 billion in the prior year period, driven by higher operating expenses and higher cost of credit, partially offset by the higher revenues.

Citicorp operating expenses increased 3% to $9.6 billion, reflecting volume growth as well as ongoing investments in the franchise, partially offset by efficiency savings and a benefit from foreign exchange translation.

Citicorp cost of credit of $1.7 billion in the third quarter 2016 increased 8%, largely driven by an increase in the reserve build in the current quarter. The net loan loss reserve build was $298 million in the current quarter, compared to $174 million in the prior year period, while net credit losses were largely unchanged versus the prior year. Citicorp’s consumer loans 90+ days delinquent increased 9% to $2.2 billion, largely driven by portfolio growth and normal portfolio seasoning, and the 90+ days delinquency ratio increased slightly to 0.75% of loans from 0.74% in the prior year period.

Citicorp end of period loans of $599 billion increased 6%. In constant dollars, Citicorp end of period loans grew 7%, with 6% growth in corporate loans to $309 billion and 7% growth in consumer loans to $290 billion.

Global Consumer Banking ($ in millions, except as otherwise noted)	3Q’16	2Q’16	3Q’15	QoQ%	YoY%
North America	5,212	4,756	4,893	10%	7%
Latin America	1,257	1,248	1,545	1%	-19%
Asia(a)	1,758	1,729	1,696	2%	4%
Total Revenues	$8,227	$7,733	$8,134	6%	1%

Expenses	$4,440	$4,304	$4,231	3%	5%

Net Credit Losses	1,351	1,373	1,354	-2%	—
Credit Reserve Build / (Release)(b)	433	32	(102)	NM	NM
Provision for Benefits and Claims	25	20	28	25%	-11%
Total Cost of Credit	$1,809	$1,425	$1,280	27%	41%

Net Income	$1,285	$1,322	$1,683	-3%	-24%

Income from Continuing Operations
North America	811	842	1,080	-4%	-25%
Latin America	167	184	306	-9%	-45%
Asia(a)	310	297	305	4%	2%

Key Indicators ($B)
Retail Banking Average Loans	142	141	140	1%	2%
Retail Banking Average Deposits	303	299	295	1%	3%
Investment Sales	20	19	20	4%	-1%
Cards Average Loans	146	132	130	10%	12%
Cards Purchase Sales	115	96	89	20%	30%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.2 billion increased 1%. In constant dollars, revenues increased 3%, driven by a 7% increase in North America GCB, partially offset by a 2% decrease in international GCB revenues.

GCB net income decreased 24% to $1.3 billion, driven by higher cost of credit and higher operating expenses, partially offset by the higher revenues. Operating expenses increased 5% to $4.4 billion, as the impact of the Costco portfolio acquisition and an increase in ongoing investment spending more than offset efficiency savings.

North America GCB revenues of $5.2 billion increased 7%, with higher revenues in Citi-branded cards, Citi retail services and retail banking. Citi-branded cards revenues of $2.2 billion increased 15%, reflecting the addition of the Costco portfolio as well as modest organic growth driven by higher volumes. Citi retail services revenues of $1.6 billion increased 1%, as underlying portfolio growth was largely offset by the impact of previously-disclosed partnership program renewals as well as the absence of revenues from portfolio exits. Retail banking revenues increased 2% to $1.4 billion, on higher average loans and checking deposits.

North America GCB net income was $811 million, down 25%, driven by an increase in cost of credit and higher operating expenses, partially offset by the higher revenues. Operating expenses increased 12% to $2.6 billion, primarily driven by the addition of the Costco portfolio, volume growth and continued marketing investments, partially offset by ongoing efficiency savings.

North America GCB cost of credit increased 62% to $1.3 billion. The net loan loss reserve build in the third quarter 2016 was $408 million, compared to a net loan loss reserve release of $61 million in the prior year period, mostly reflecting a reserve build in cards driven by the impact of the acquisition of the Costco portfolio, volume growth and normal seasoning of the portfolios, as well as the estimated impact of newly proposed regulatory guidelines on third party collections. Net credit losses of $929 million increased 6%, driven by volume growth.

International GCB revenues decreased 7% to $3.0 billion and decreased 2% in constant dollars. On this basis, revenues in Latin America GCB of $1.3 billion decreased 7%, reflecting the absence of a previously-disclosed $160 million gain ($180 million as reported) related to the sale of Citi’s merchant acquiring business in Mexico in the third quarter 2015. Excluding this gain, revenues would have increased 5%, driven by growth in retail banking loans and deposits, partially offset by a decline in cards driven by the continued impact of higher payment rates. Revenues in Asia GCB of $1.8 billion increased 3%, driven by growth in wealth management and cards revenues, partially offset by continued repositioning away from lower-return mortgage loans in the retail lending portfolio.

International GCB net income decreased 22% to $474 million. In constant dollars, net income decreased 15%, driven by the lower revenue and higher credit costs. Operating expenses decreased 4% on a reported basis and were approximately unchanged versus the prior year period in constant dollars as ongoing efficiency savings offset investment spending and slightly higher legal and related and repositioning costs. Credit costs increased 3% on a reported basis and 13% in constant dollars. On such basis, the net loan loss reserve build was $25 million, compared to a net loan loss reserve release of $47 million in the prior year period, net credit losses decreased 5% and the net credit loss rate was 1.53% of average loans, improved from 1.59% in the prior year period.

Institutional Clients Group ($ in millions)	3Q’16	2Q’16	3Q’15	QoQ%	YoY%
Treasury & Trade Solutions	2,039	2,048	1,933	—	5%
Investment Banking	1,086	1,217	944	-11%	15%
Private Bank	746	738	715	1%	4%
Corporate Lending(a)	450	389	433	16%	4%
Total Banking	4,321	4,392	4,025	-2%	7%
Fixed Income Markets	3,466	3,468	2,566	—	35%
Equity Markets	663	788	1,002	-16%	-34%
Securities Services	536	531	513	1%	4%
Other	(140)	(130)	(20)	-8%	NM
Total Markets & Securities Services	4,525	4,657	4,061	-3%	11%
Product Revenues(b)	$8,846	$9,049	$8,086	-2%	9%
Gain / (Loss) on Loan Hedges	(218)	(203)	352	-7%	NM
Total Revenues(c)	$8,628	$8,846	$8,438	-2%	2%
CVA / DVA (as excluded above)	—	—	221	NM	NM
Total Revenues	$8,628	$8,846	$8,659	-2%	—

Expenses	$4,680	$4,760	$4,715	-2%	-1%

Net Credit Losses	45	141	37	-68%	22%
Credit Reserve Build / (Release)(d)	(135)	(59)	276	NM	NM
Total Cost of Credit	$(90)	$82	$313	NM	NM

Net Income	$2,753	$2,698	$2,439	2%	13%

Adjusted Net Income(c)	$2,753	$2,698	$2,296	2%	20%

Adjusted Revenues(c)
North America	3,276	3,478	3,346	-6%	-2%
EMEA	2,554	2,615	2,253	-2%	13%
Latin America	1,009	1,033	1,062	-2%	-5%
Asia	1,789	1,720	1,777	4%	1%

Adjusted Income from Continuing Operations(c)
North America	1,119	1,059	931	6%	20%
EMEA	680	720	408	-6%	67%
Latin America	396	396	397	—	—
Asia	577	540	554	7%	4%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 6.

(b) Excludes CVA / DVA in 3Q’15 and gain / (loss) on hedges related to accrual loans in all periods.

(c) Excludes CVA / DVA in 3Q’15.  For additional information, please refer to Appendix A.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $8.6 billion increased 2%, driven by an 11% increase in Markets and Securities Services revenues and a 7% increase in Banking revenues, partially offset by a $218 million loss on loan hedges related to accrual loans, as compared to a gain of $352 million in the prior year.

Banking revenues of $4.1 billion (including the impact of gain / (loss) on loan hedges) decreased 6%. Excluding the gain / (loss) on loan hedges from Corporate Lending, Banking revenues of $4.3 billion increased 7%. Treasury and Trade Solutions (TTS) revenues of $2.0 billion increased 5%. In constant dollars, TTS revenues grew 8% reflecting continued growth in transaction volumes. Investment Banking revenues of $1.1 billion increased 15%, primarily reflecting increased industry-wide debt underwriting activity during the current quarter. Advisory revenues were unchanged at $239 million and equity underwriting fell 16% to $146 million, while debt underwriting revenues increased 32% to $701 million. Private Bank revenues of $746 million increased 4%, driven by loan growth, improved spreads and higher managed investment revenues. Corporate Lending revenues of $450 million increased 4% (excluding gain / (loss) on loan hedges), mostly reflecting higher average loans.

Markets and Securities Services revenues of $4.5 billion increased 11%. Fixed Income Markets revenues of $3.5 billion increased 35%, driven by improvement in both rates and currencies and spread products. Equity Markets revenues of $663 million decreased 34%. The third quarter 2015 included the previously-disclosed reversal of a charge to revenues of approximately $140 million for valuation adjustments related to certain financing transactions. Excluding this adjustment, Equity Markets revenues decreased 23% driven by lower market activity as well as the comparison to strong performance in Asia in the prior year. Securities Services revenues of $536 million increased 4% and increased 6% in constant dollars, as increased client activity, higher deposit volumes and improved spreads more than offset the absence of revenues from divested businesses.

ICG net income of $2.8 billion increased 20%, driven by the higher revenues, lower cost of credit and lower operating expenses. ICG operating expenses decreased 1% to $4.7 billion, driven by lower legal and related costs, efficiency savings and a benefit from foreign exchange translation. ICG cost of credit was negative $90 million, compared to $313 million in the prior year period. ICG cost of credit included net credit losses of $45 million ($37 million in the prior year period) and a net loan loss reserve release of $135 million (net loan loss reserve build of $276 million in the prior year period). The improvement in cost of credit largely reflected ratings upgrades, reductions in certain exposures and improved valuations.

ICG average loans grew 5% to $306 billion while end of period deposits increased 4% to $617 billion. In constant dollars, average loans increased 6%, while end of period deposits increased 4%.

Citi Holdings ($ in millions, except as otherwise noted)	3Q’16	2Q’16	3Q’15	QoQ%	YoY%
Total Revenues	$877	$843	$1,681	4%	-48%

Adjusted Revenues(a)	$877	$843	$1,706	4%	-49%

Expenses	$826	$858	$1,374	-4%	-40%

Net Credit Losses	129	102	272	26%	-53%
Credit Reserve Build / (Release)(b)	(122)	(229)	(190)	47%	36%
Provision for Benefits and Claims	10	29	161	-66%	-94%
Total Cost of Credit	$17	$(98)	$243	NM	-93%

Net Income	$74	$93	$(1)	-20%	NM

Adjusted Net Income(a)	$74	$93	$15	-20%	NM

EOP Assets ($B)	61	66	117	-8%	-48%
EOP Loans ($B)	39	41	60	-6%	-35%
EOP Deposits ($B)	6	6	11	-8%	-44%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 3Q’15.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $877 million decreased 49% from the prior year period, mainly reflecting continued reductions in Citi Holdings assets. As of the end of the third quarter 2016, Citi Holdings assets were $61 billion, 48% below the prior year period and 8% below the prior quarter, primarily reflecting continued asset sales. As of October 14, 2016, Citigroup had signed agreements to reduce Citi Holdings assets by an additional $10 billion.

Citi Holdings net income was $74 million, compared to $15 million in the prior year period, reflecting lower operating expenses and cost of credit, partially offset by the lower revenues. Citi Holdings operating expenses declined 40% to $826 million, primarily driven by the ongoing decline in assets.

Citi Holdings cost of credit of $17 million compared to $243 million in the prior year period. Net credit losses declined 53% to $129 million, reflecting the impact of ongoing divestiture activity as well as continued improvement in the North America mortgage portfolio, and the provision for benefits and claims declined by approximately $150 million to $10 million reflecting the sale of insurance assets. The net loan loss reserve release was $122 million, compared to $190 million in the prior year period.

Citi Holdings allowance for credit losses was $1.7 billion at the end of the third quarter 2016, or 4.4% of loans, compared to $3.4 billion, or 5.7% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 44% to $857 million, or 2.3% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	3Q’16	2Q’16	3Q’15	3Q’16	2Q’16	3Q’15
North America
Global Consumer Banking	5,212	4,756	4,893	811	842	1,080
Institutional Clients Group	3,276	3,478	3,346	1,119	1,059	931
Total North America	$8,488	$8,234	$8,239	$1,930	$1,901	$2,011

EMEA (Institutional Clients Group only)	$2,554	$2,615	$2,253	$680	$720	$408

Latin America
Global Consumer Banking	1,257	1,248	1,545	167	184	306
Institutional Clients Group	1,009	1,033	1,062	396	396	397
Total Latin America	$2,266	$2,281	$2,607	$563	$580	$703

Asia
Global Consumer Banking(b)	1,758	1,729	1,696	310	297	305
Institutional Clients Group	1,789	1,720	1,777	577	540	554
Total Asia	$3,547	$3,449	$3,473	$887	$837	$859

Corporate / Other	$28	$126	$218	$(247)	$(89)	$183

Citicorp	$16,883	$16,705	$16,790	$3,813	$3,949	$4,164

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 3Q’15.  For additional information, please refer to Appendix A.

(b) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 31948450.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2016 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2015 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup
($ in millions, except per share amounts)	3Q’16	2Q’16	3Q’15
Reported Revenues (GAAP)	$17,760	$17,548	$18,692
Impact of CVA / DVA	—	—	196
Adjusted Revenues	$17,760	$17,548	$18,496
Impact of FX Translation	—	(102)	(223)
Adjusted Revenues in Constant Dollars	$17,760	$17,446	$18,273

Reported Net Income (GAAP)	$3,840	$3,998	$4,291
Impact of CVA / DVA	—	—	127
Adjusted Net Income	$3,840	$3,998	$4,164
Preferred Dividends	225	322	174
Adjusted Net Income to Common	$3,615	$3,676	$3,990

Reported EPS (GAAP)	$1.24	$1.24	$1.35
Impact of CVA / DVA	—	—	0.04
Adjusted EPS	$1.24	$1.24	$1.31

Average Assets ($B)	$1,830	$1,807	$1,818

Adjusted ROA	0.83%	0.89%	0.91%

Average TCE	$184,492	$184,130	$178,538

Adjusted RoTCE	7.8%	8.0%	8.9%

Note:  Totals may not sum due to rounding.

Citicorp
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues (GAAP)	$16,883	$16,705	$17,011
Impact of CVA / DVA	—	—	221
Adjusted Revenues	$16,883	$16,705	$16,790
Impact of FX Translation	—	(104)	(228)
Adjusted Revenues in Constant Dollars	$16,883	$16,601	$16,562

Reported Net Income (GAAP)	$3,766	$3,905	$4,292
Impact of CVA / DVA	—	—	143
Adjusted Net Income	$3,766	$3,905	$4,149

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues (GAAP)	$8,628	$8,846	$8,659
Impact of CVA / DVA	—	—	221
Adjusted Revenues	$8,628	$8,846	$8,438

Reported Net Income (GAAP)	$2,753	$2,698	$2,439
Impact of CVA / DVA	—	—	143
Adjusted Net Income	$2,753	$2,698	$2,296

Note:  Totals may not sum due to rounding.

Citi Holdings
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues (GAAP)	$877	$843	$1,681
Impact of CVA / DVA	—	—	(25)
Adjusted Revenues	$877	$843	$1,706
Impact of FX Translation	—	1	5
Adjusted Revenues in Constant Dollars	$877	$844	$1,711

Reported Net Income (GAAP)	$74	$93	$(1)
Impact of CVA / DVA	—	—	(16)
Adjusted Net Income	$74	$93	$15

Note:  Totals may not sum due to rounding.

Appendix B

Citigroup
($ in billions)	3Q’16	2Q’16	3Q’15
Reported EOP Loans	$638	$634	$622
Impact of FX Translation	—	0	(1)
EOP Loans in Constant Dollars	$638	$634	$622

Reported EOP Deposits	$940	$938	$904
Impact of FX Translation	—	0	1
EOP Deposits in Constant Dollars	$940	$938	$905

Note: Totals may not sum due to rounding.

Citicorp
($ in billions)	3Q’16	2Q’16	3Q’15
Reported EOP Loans	$599	$592	$563
Impact of FX Translation	—	0	(2)
EOP Loans in Constant Dollars	$599	$592	$561

Reported EOP Deposits	$934	$932	$894
Impact of FX Translation	—	0	(2)
EOP Deposits in Constant Dollars	$934	$932	$892

Note: Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	3Q’16	2Q’16	3Q’15
Reported EOP Loans	$290	$285	$270
Impact of FX Translation	—	0	0
EOP Loans in Constant Dollars	$290	$286	$270

Reported EOP Deposits	$307	$302	$293
Impact of FX Translation	—	(0)	(1)
EOP Deposits in Constant Dollars	$307	$302	$292

Note: Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	3Q’16	2Q’16	3Q’15
Reported Average Loans	$306	$303	$291
Impact of FX Translation	—	(1)	(4)
Average Loans in Constant Dollars	$306	$302	$287

Reported EOP Deposits	$617	$607	$595
Impact of FX Translation	—	0	(1)
EOP Deposits in Constant Dollars	$617	$607	$594

Note: Totals may not sum due to rounding.

Appendix B (Cont.)

International Consumer Banking
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues	$3,015	$2,977	$3,241
Impact of FX Translation	—	(52)	(174)
Revenues in Constant Dollars	$3,015	$2,925	$3,067

Reported Expenses	$1,840	$1,872	$1,912
Impact of FX Translation	—	(24)	(70)
Expenses in Constant Dollars	$1,840	$1,848	$1,842

Reported Credit Costs	$465	$407	$452
Impact of FX Translation	—	(13)	(41)
Credit Costs in Constant Dollars	$465	$394	$411

Reported Net Income	$474	$479	$604
Impact of FX Translation	—	(11)	(49)
Net Income in Constant Dollars	$474	$468	$555

Note: Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues	$1,257	$1,248	$1,545
Impact of FX Translation	—	(64)	(193)
Revenues in Constant Dollars	$1,257	$1,184	$1,352

Reported Expenses	$713	$726	$795
Impact of FX Translation	—	(30)	(79)
Expenses in Constant Dollars	$713	$696	$716

Note: Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues	$1,758	$1,729	$1,696
Impact of FX Translation	—	12	19
Revenues in Constant Dollars	$1,758	$1,741	$1,715

Reported Expenses	$1,127	$1,146	$1,117
Impact of FX Translation	—	6	9
Expenses in Constant Dollars	$1,127	$1,152	$1,126

Note: Totals may not sum due to rounding.

(1)  Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues	$2,039	$2,048	$1,933
Impact of FX Translation	—	(11)	(47)
Revenues in Constant Dollars	$2,039	$2,037	$1,886

Note: Totals may not sum due to rounding.

Securities Services
($ in millions)	3Q’16	2Q’16	3Q’15
Reported Revenues	$536	$531	$513
Impact of FX Translation	—	(7)	(9)
Revenues in Constant Dollars	$536	$524	$504

Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	9/30/2016(1)	6/30/2016	9/30/2015

Citigroup Common Stockholders’ Equity(2)	$212,506	$212,819	$205,772
Add: Qualifying noncontrolling interests	140	134	147
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(232)	(149)	(542)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	335	574	717
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,763	21,854	21,732
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	5,177	5,358	3,911
Defined benefit pension plan net assets	891	964	904
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	22,503	22,942	23,295
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(6)	7,077	6,876	9,451

Common Equity Tier 1 Capital (CET1)	$155,132	$154,534	$146,451

Risk-Weighted Assets (RWA)	$1,228,715	$1,232,856	$1,254,473

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.6%	12.5%	11.7%

Note:                  Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules. Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(1)                                 Preliminary.

(2)                                 Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)                                 Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)                                 The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)                                 Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(6)                                 Assets subject to the 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($ in millions)	9/30/2016(1)	6/30/2016	9/30/2015

Common Equity Tier 1 Capital (CET1)	$155,132	$154,534	$146,451

Additional Tier 1 Capital (AT1)(2)	19,523	19,493	15,548

Total Tier 1 Capital (T1C) (CET1 + AT1)	$174,655	$174,027	$161,999

Total Leverage Exposure (TLE)	$2,361,382	$2,326,929	$2,363,506

Supplementary Leverage Ratio (T1C / TLE)	7.4%	7.5%	6.9%

Note:                  Citi’s Supplementary Leverage Ratio and related components reflect full implementation of the U.S. Basel III rules.

(1)                                 Preliminary.

(2)                                 Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ in millions, except per share amounts)	9/30/2016(1)	6/30/2016	9/30/2015
Total Citigroup Stockholders’ Equity	$231,575	$231,888	$220,848
Less: Preferred Stock	19,253	19,253	15,218
Common Equity	$212,322	$212,635	$205,630
Less:
Goodwill	22,539	22,496	22,444
Intangible Assets (other than MSRs)	5,358	5,521	3,880
Goodwill and Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	30	30	345
Tangible Common Equity (TCE)	$184,395	$184,588	$178,961

Common Shares Outstanding (CSO)	2,850	2,905	2,979

Tangible Book Value Per Share (TCE / CSO)	$64.71	$63.53	$60.07

(1)  Preliminary.

(1) Preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio, which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C.

(2) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR), which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix D.

(3) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(4) Credit Valuation Adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; Funding Valuation Adjustments (FVA) on derivatives; and Debt Valuation Adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). Effective January 1, 2016, Citigroup early adopted on a prospective basis the amendment in ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, related to the presentation of DVA on fair value option liabilities. Accordingly, beginning in the first quarter 2016, the portion of the change in fair value of these liabilities related to changes in Citigroup’s own credit spreads (DVA) are reflected as a component of Accumulated Other Comprehensive Income (AOCI); previously these amounts were recognized in Citigroup’s revenues and net income. In this release, results for the third quarter 2015 exclude the impact of CVA/DVA, as applicable, for consistency with the current period’s presentation. Citigroup’s results of operations excluding the impact of CVA/DVA in such prior period are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix A.

(5) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices A and B.

(6) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.